North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
March 3, 2010

JANE FUNK JOINS NORTH CENTRAL BANCSHARES, INC. AS CHIEF FINANCIAL OFFICER

Fort Dodge, Iowa, March 3, 2010 – North Central Bancshares, Inc. (the "Company") (Nasdaq: FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced that Jane M. Funk has been appointed Chief Financial Officer and Treasurer of the Company and Bank, effective April 1, 2010.  Ms. Funk, age 41, is a Certified Public Accountant.  Ms. Funk began her career with McGladrey & Pullen, LLP in Des Moines, Iowa in 1991 and most recently served as an Audit Director as well as a Director in the firm’s National Professional Standards Group specializing in Financial Institution Services.  Ms. Funk received her Bachelor of Arts degree in Accounting from the University of Northern Iowa.

North Central Bancshares, Inc. Chairman, President and CEO David M. Bradley said, “We are very excited to have someone of Jane’s caliber and experience join our team.  We believe that the financial institution services background she brings will help our Company execute its focus on earnings and shareholder value creation in this highly competitive industry.”

The Company serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington and Mount Pleasant, Iowa through the Bank, headquartered in Fort Dodge, Iowa.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".